CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the "Registration Statement") of our reports dated April 10, 2009 relating to the financial statements and financial highlights which appear in the February 28, 2009 Annual Reports to Shareholders of the T. Rowe Price Tax-Efficient Balanced Fund, T. Rowe Price Tax-Efficient Growth Fund and T. Rowe Price Tax-Efficient Multi-Cap Growth Fund (comprising T. Rowe Price Tax-Efficient Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, MD
June 24, 2009